Exhibit 10.1

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of the Effective Date between SILICON VALLEY BANK, a California corporation (“Bank”), and INTERNET BRANDS, INC., a Delaware corporation (“Parent”), AUTODATA, INC., a Delaware corporation, AUTODATA SOLUTIONS, INC., a Delaware corporation, CARSDIRECT MORTGAGE SERVICES, INC., a Delaware corporation, CD1FINANCIAL.COM, LLC, a Delaware limited liability company, INTERNET MEDIA SOLUTIONS, INC., a California corporation, and LOANAPP, INC., a Delaware corporation (each a “Borrower” and, collectively, “Borrowers”), provides the terms on which Bank shall lend to Borrowers and Borrowers shall repay Bank.  The parties agree as follows:

1                                         ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP.  Calculations and determinations must be made following GAAP.  Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13.  All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2                                         LOAN AND TERMS OF PAYMENT

2.1                               Promise to Pay.  Borrowers hereby unconditionally promise to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.

2.1.1                     Revolving Advances.

(a)                                  Availability.  Subject to the terms and conditions of this Agreement, Bank shall make Advances not exceeding the Availability Amount.  Amounts borrowed hereunder may be repaid and, prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.

(b)                                 Termination; Repayment.  The Revolving Line terminates on the Revolving Line Maturity Date, when the principal amount of all Advances, the unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable.  Borrower may at any time and from time to time prepay all or any portion of Advances, together with related unpaid interest thereon.  With regards to Prime Rate Advances, such prepayments may be made without premium or penalty.  With regards to LIBOR Advances, such prepayments shall be made subject to the provisions of Sections 3.6 and 3.7 hereof.

2.1.2                     Letters of Credit Sublimit.

(a)                                  As part of the Revolving Line, Bank shall issue or have issued Letters of Credit for Borrowers’ account.  Such aggregate amounts utilized hereunder shall at all times reduce the amount otherwise available for Advances under the Revolving Line.  The face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) may not exceed the lesser of (I) Ten Million Dollars ($10,000,000) minus any amounts used for Cash Management Services and minus the FX Reserve or (II) the Revolving Line, minus the outstanding principal amount of any Advances (including any amounts used for Cash Management Services and the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) and minus the FX Reserve.  If, on the Revolving Line Maturity Date, there are any outstanding Letters of Credit, then on such date Borrowers shall provide to Bank cash collateral in an amount equal to one hundred percent (100%) of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating to said Letters of Credit.  All Letters of Credit shall be in form and substance acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s standard Application and Letter of Credit Agreement (the “Letter of Credit Application”).  Borrowers agree to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request.

Borrowers further agree to be bound by the regulations and interpretations of the issuer of any Letters of Credit guaranteed by Bank and opened for Borrowers’ account or by Bank’s interpretations of any Letter of Credit issued by Bank for Borrowers’ account, and Borrowers understand and agree that Bank shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrowers’ instructions or those contained in the Letters of Credit or any modifications, amendments, or supplements thereto.

(b)                                 The obligation of Borrowers to immediately reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional, and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, such Letters of Credit, and the Letter of Credit Application.

2.1.3                     Foreign Exchange Sublimit.  As part of the Revolving Line, Borrowers may enter into foreign exchange contracts with Bank under which Borrowers commit to purchase from or sell to Bank a specific amount of Foreign Currency (each, a “FX Forward Contract”) on a specified date (the “Settlement Date”).  FX Forward Contracts shall have a Settlement Date of at least one (1) FX Business Day after the contract date and shall be subject to a reserve of ten percent (10%) of each outstanding FX Forward Contract in a maximum aggregate amount equal to Ten Million Dollars ($10,000,000) minus the face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) and any amounts used for Cash Management Services (the “FX Reserve”).  The aggregate amount of FX Forward Contracts at any one time may not exceed ten (10) times the amount of the FX Reserve.  The amount otherwise available for Credit Extensions under the Revolving Line shall be reduced by an amount equal to ten percent (10%) of each outstanding FX Forward Contract (the “FX Reduction Amount”).  Any amounts needed to fully reimburse Bank will be treated as Advances under the Revolving Line and will accrue interest at the interest rate applicable to Advances.

2.1.4                     Cash Management Services Sublimit.  Borrowers may use up to Ten Million Dollars ($10,000,000), minus the face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) and the FX Reserve, of the Revolving Line for Bank’s cash management services which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in Bank’s various cash management services agreements (collectively, the “Cash Management Services”).  Any amounts Bank pays on behalf of Borrowers for any Cash Management Services will be treated as Advances under the Revolving Line and will accrue interest at the interest rate applicable to Advances.

2.2                               General Provisions Relating to the Advances.  Each Advance shall, at Parent’s option in accordance with the terms of this Agreement, be either in the form of a Prime Rate Advance or a LIBOR Advance; provided that in no event shall Borrowers maintain at any time LIBOR Advances having more than five (5) different Interest Periods.  Borrowers shall pay interest accrued on the Advances at the rates and in the manner set forth in Section 2.3(b).

2.3                               Payment of Interest on the Credit Extensions.

(a)                                  Computation of Interest.  Interest on the Credit Extensions and all fees payable hereunder shall be computed on the basis of a three hundred sixty 360-day year and the actual number of days elapsed in the period during which such interest accrues.  In computing interest on any Credit Extension, the date of the making of such Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension.

(b)                                 Advances.  Each Advance shall bear interest on the outstanding principal amount thereof from the date when made, continued or converted until paid in full at a rate per annum equal to the Prime Rate plus the Prime Rate Margin or the LIBOR Rate plus the LIBOR Rate Margin, as the case may be.  On and after the expiration of any Interest Period applicable to any LIBOR Advance outstanding on the date of occurrence of an Event of Default or acceleration of the Obligations, the Effective Amount of such LIBOR Advance shall, during the continuance of such Event of Default or after acceleration, bear interest at a rate per annum equal to the Prime Rate plus two percent (2.00%).  Pursuant to the terms hereof, interest on each Advance shall be paid in arrears on each Interest Payment Date.  Interest shall also be paid on the date of any prepayment of any Advance pursuant to this Agreement for the portion of any Advance so prepaid and upon payment (including prepayment) in full thereof.  All accrued but unpaid interest on the Advances shall be due and payable on the Revolving Line Maturity Date.

(c)                                  Default Interest.  Except as otherwise provided in Section 2.3(b), after an Event of Default, Obligations shall bear interest two percent (2.00%) above the rate that is otherwise applicable thereto (the “Default Rate”).  Payment or acceptance of the increased interest provided in this Section 2.3(c) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.

(d)                                 Prime Rate Advances.  Each change in the interest rate of the Prime Rate Advances based on changes in the Prime Rate shall be effective on the effective date of such change and to the extent of such change.  Bank shall use its best efforts to give Parent prompt notice of any such change in the Prime Rate; provided, however, that any failure by Bank to provide Parent with notice hereunder shall not affect Bank’s right to make changes in the interest rate of the Prime Rate Advances based on changes in the Prime Rate.

(e)                                  LIBOR Advances.  The interest rate applicable to each LIBOR Advance shall be determined in accordance with Section 3.6(a) hereunder.  Subject to Sections 3.6 and 3.7, such rate shall apply during the entire Interest Period applicable to such LIBOR Advance, and interest calculated thereon shall be payable on the Interest Payment Date applicable to such LIBOR Advance.

(f)                                    Debit of Accounts.  Bank may debit any of Borrowers’ deposit accounts, including the Designated Deposit Account, for principal and interest payments when due, or any other amounts Borrowers owe Bank, when due.  Bank shall use its best efforts to notify Parent as soon as is practical of any debits to a Borrower’s accounts.  These debits shall not constitute a set-off.

2.4                               Fees.  Borrowers shall pay to Bank:

(a)                                  Commitment Fee.  A fully earned, non-refundable commitment fee of Fifty Two Thousand Five Hundred Dollars ($52,500), on the Effective Date;

(b)                                 Letter of Credit Fee.  Bank’s customary fees and expenses for the issuance or renewal of Letters of Credit, including, without limitation, a fee equal to the applicable Letter of Credit Fee, per annum of the face amount of each Letter of Credit issued, upon the issuance, each anniversary of the issuance, and the renewal of such Letter of Credit by Bank;

(c)                                  Unused Revolving Line Facility Fee.  A fee (the “Unused Revolving Line Facility Fee”), payable quarterly, in arrears, on a calendar year basis, in an amount equal to three eighths of one percent (0.375%) per annum of the average unused portion of the Revolving Line, as determined by Bank; provided however that the Unused Revolving Line Facility Fee shall not be payable for the quarter ending December 31, 2008, unless Borrowers request the first Advance under the Revolving Line on or prior to that date.  The unused portion of the Revolving Line, for the purposes of this calculation, shall include amounts reserved under the Cash Management Services Sublimit for products provided and under the Foreign Exchange Sublimit for FX Forward Contracts.  Borrowers shall not be entitled to any credit, rebate or repayment of any Unused Revolving Line Facility Fee previously earned by Bank pursuant to this Section notwithstanding any termination of the Agreement or the suspension or termination of Bank’s obligation to make loans and advances hereunder; and

(d)                                 Bank Expenses.  All Bank Expenses (including reasonable attorneys’ fees and expenses) incurred through and after the Effective Date, when due.  Notwithstanding the foregoing, attorney’s fees, photocopy, fax and delivery charges, incurred on or prior to the Effective Date shall not exceed Twenty Thousand Dollars ($20,000), provided however (i) such fee cap shall be conditioned on a normal level of and reasonable approach to the negotiation of the Loan Documents, satisfactory review of the consolidated and consolidating financials of Borrowers and their Subsidiaries, Loan Documents based on the “non-syndicated” forms of documents and a co-borrower structure consisting of all domestic subsidiaries of Borrowers and (ii) out of pocket costs for diligence and fees for diligence (including UCC and IP filings) shall not be subject to such fee cap nor will such fees and costs be subject to any law firm surcharge.  Bank hereby acknowledges receipt of a Twenty Five Thousand Dollar ($25,000) deposit from Borrower which shall be applied to Bank Expenses owing on the Closing Date.

3                                         CONDITIONS OF LOANS

3.1                               Conditions Precedent to Initial Credit Extension.  Bank’s obligation to make the initial Credit Extension is subject to the condition precedent that Borrowers shall consent to or have delivered, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:

(a)                                  duly executed original signatures to the Loan Documents to which they are a party;

(b)                                 duly executed original signatures to the Control Agreements;

(c)                                  the Operating Documents and good standing certificates of each Borrower certified by the Secretaries of State of the states in which such Borrower is licensed to do business as of a date no earlier than thirty (30) days prior to the Effective Date;

(d)                                 duly executed original signatures to the completed Borrowing Resolutions for each Borrower;

(e)                                  certified copies, dated as of a recent date, of financing statement searches, as Bank shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;

(f)                                    the Perfection Certificate executed by Parent;

(g)                                 evidence satisfactory to Bank that the insurance policies required by Section 6.5 hereof are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses or endorsements in favor of Bank; and

(h)                                 payment of the fees and Bank Expenses then due as specified in Section 2.4 hereof.

3.2                               Conditions Precedent to all Credit Extensions.  Bank’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following:

(a)                                  except as otherwise provided in Section 3.4(a), timely receipt of an executed Payment/Advance Form;

(b)                                 the representations and warranties in Section 5 shall be true in all material respects on the date of the Payment/Advance Form and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the Credit Extension.  Each Credit Extension is each Borrower’s representation and warranty on that date that the representations and warranties in Section 5 remain true in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and

(c)                                  in Bank’s sole discretion, there has not been a Material Adverse Change.

3.3                               Covenant to Deliver. Borrowers agree to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition to any Credit Extension.  Borrowers expressly agree that a Credit Extension made prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Borrowers’ obligation to deliver such item, and any such Credit Extension in the absence of a required item shall be made in Bank’s sole discretion.

3.4                               Procedure for the Borrowing of Advances.

(a)                                  Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement, each Advance shall be made upon Borrowers’ irrevocable written notice delivered to Bank in the form of a Notice of Borrowing, each executed by a Responsible Officer of Parent or his or her designee or without instructions if the Advances are necessary to meet Obligations which have become due.  Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer or designee.  Borrowers will indemnify Bank for any loss Bank suffers due to such reliance.  Such Notice of Borrowing must be received by Bank prior to 12:00 p.m. Pacific time, (i) at least three (3) Business Days prior to the requested Funding Date, in the case of LIBOR Advances, and (ii) on the requested Funding Date, in the case of Prime Rate Advances, specifying:

(i)                                     the amount of the Advance, which, if a LIBOR Advance is requested, shall be in an aggregate minimum principal amount of One Million Dollars ($1,000,000);

(ii)                                  the requested Funding Date;

(iii)                               whether the Advance is to be comprised of LIBOR Advances or Prime Rate Advances; and

(iv)                              the duration of the Interest Period applicable to any such LIBOR Advances included in such notice which shall be one (1) month, two (2) months or three (3) months; provided that if the Notice of Borrowing shall fail to specify the duration of the Interest Period for any Advance comprised of LIBOR Advances, such Interest Period shall be one (1) month.

(b)                                 The proceeds of all such Advances will then be made available to Borrowers on the Funding Date by Bank by transfer to the Designated Deposit Account and, subsequently, by wire transfer to such other account as Parent may instruct in the Notice of Borrowing.  No Advances shall be deemed made to Borrowers, and no interest shall accrue on any such Advance, until the related funds have been deposited in the Designated Deposit Account.

3.5                               Conversion and Continuation Elections.

(a)                                  So long as (i) no Event of Default or Default exists; (ii) no Borrower shall have sent any notice of termination of this Agreement; and (iii) Borrowers shall have complied with such customary procedures as Bank has established from time to time for Borrowers’ requests for LIBOR Advances, Borrowers may, upon irrevocable written notice to Bank:

(i)                                     elect to convert on any Business Day, Prime Rate Advances in an amount equal to One Million Dollars ($1,000,000) or any amount in excess thereof;

(ii)                                  elect to continue on any Interest Payment Date any LIBOR Advances maturing on such Interest Payment Date (or any part thereof in an amount equal to One Million Dollars ($1,000,000) or any amount in excess thereof); provided, that if the aggregate amount of LIBOR Advances shall have been reduced, by payment, prepayment, or conversion of part thereof, to be less than One Million Dollars ($1,000,000), such LIBOR Advances shall automatically convert into Prime Rate Advances, and on and after such date the right of Borrowers to continue such Advances as, and convert such Advances into, LIBOR Advances shall terminate; or

(iii)                               elect to convert on any Interest Payment Date any LIBOR Advances maturing on such Interest Payment Date (or any part thereof in an amount equal to One Million Dollars ($1,000,000) or any amount in excess thereof) into Prime Rate Advances.

(b)                                 Parent shall deliver a Notice of Conversion/Continuation in accordance with the terms hereof to be received by Bank prior to 12:00 p.m. Pacific time (i) at least three (3) Business Days in advance of the Conversion Date or Continuation Date, if any Advances are to be converted into or continued as LIBOR Advances; and (ii) on the Conversion Date, if any Advances are to be converted into Prime Rate Advances, in each case specifying the:

(i)                                     proposed Conversion Date or Continuation Date;

(ii)                                  aggregate amount of the Advances to be converted or continued which, if any Advances are to be converted into or continued as LIBOR Advances, shall be in an aggregate minimum principal amount of One Million Dollars ($1,000,000) or any amount in excess thereof;

(iii)                               nature of the proposed conversion or continuation; and

(iv)                              duration of the requested Interest Period.

(c)                                  If upon the expiration of any Interest Period applicable to any LIBOR Advances, Borrowers shall have timely failed to select a new Interest Period to be applicable to such LIBOR Advances, Borrowers shall be deemed to have elected to convert such LIBOR Advances into Prime Rate Advances.

(d)                                 Any LIBOR Advances shall, at Bank’s option, convert into Prime Rate Advances in the event that (i) an Event of Default or Default shall exist, or (ii) the aggregate principal amount of the Prime Rate Advances which have been previously converted to LIBOR Advances, or the aggregate principal amount of existing LIBOR Advances continued, as the case may be, at the beginning of an Interest Period shall at any time during such Interest Period exceed the Revolving Line.  Borrowers agree to pay Bank, upon demand by Bank (or Bank may, at its option, charge the Designated Deposit Account or any other account any Borrower maintains with Bank) any amounts required to compensate Bank for any loss (including loss of anticipated profits), cost, or expense incurred by Bank, as a result of the conversion of LIBOR Advances to Prime Rate Advances pursuant to any of the foregoing.

(e)                                  Notwithstanding anything to the contrary contained herein, Bank shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable LIBOR market to fund any LIBOR Advances, but the provisions hereof shall be deemed to apply as if Bank had purchased such deposits to fund the LIBOR Advances.

3.6                               Special Provisions Governing LIBOR Advances.

Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to LIBOR Advances as to the matters covered:

(a)                                  Determination of Applicable Interest Rate.  As soon as practicable on each Interest Rate Determination Date, Bank shall determine (which determination shall, absent manifest error in calculation, be final, conclusive and binding upon all parties) the interest rate that shall apply to the LIBOR Advances for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone and confirmed in writing) to Parent.

(b)                                 Inability to Determine Applicable Interest Rate.  In the event that Bank shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any LIBOR Advance, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Advance on the basis provided for in the definition of LIBOR, Bank shall on such date give notice (by facsimile or by telephone confirmed in writing) to Parent of such determination, whereupon (i) no Advances may be made as, or converted to, LIBOR Advances until such time as Bank notifies Parent that the circumstances giving rise to such notice no longer exist, and (ii) any Notice of Borrowing or Notice of Conversion/Continuation given by any Borrower with respect to Advances in respect of which such determination was made shall be deemed to be rescinded by Borrowers.

(c)                                  Compensation for Breakage or Non-Commencement of Interest Periods.  Borrowers shall compensate Bank, upon written request by Bank (which request shall set forth the manner and method of computing such compensation), for all reasonable losses, expenses and liabilities, if any (including any interest paid by Bank to lenders of funds borrowed by it to make or carry its LIBOR Advances and any loss, expense or liability incurred by Bank in connection with the liquidation or re-employment of such funds) such that Bank may incur: (i) if for any reason (other than a default by Bank or due to any failure of Bank to fund LIBOR Advances due to impracticability or illegality under Sections 3.7(d) and 3.7(e)) a borrowing or a conversion to or continuation of any LIBOR Advance does not occur on a date specified in a Notice of Borrowing or a Notice of Conversion/Continuation, as the case may be, or (ii) if any principal payment or any conversion of any of its LIBOR Advances occurs on a date prior to the last day of an Interest Period applicable to that Advance.

(d)                                 Assumptions Concerning Funding of LIBOR Advances.  Calculation of all amounts payable to Bank under this Section 3.6 and under Section 3.4 shall be made as though Bank had actually funded each of its relevant LIBOR Advances through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to the definition of LIBOR Rate in an amount equal to the amount of such LIBOR Advance and having a maturity comparable to the relevant Interest Period; provided, however, that Bank may fund each of its LIBOR Advances in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes / calculating amounts payable under this Section 3.6 and under Section 3.4.

(e)                                  LIBOR Advances After Default.  After the occurrence and during the continuance of an Event of Default, (i) Borrowers may not elect to have an Advance be made or continued as, or converted to, a LIBOR Advance after the expiration of any Interest Period then in effect for such Advance and (ii) subject to the provisions of Section 3.6(c), any Notice of Conversion/Continuation given by Borrowers with respect to a requested conversion/continuation that has not yet occurred shall be deemed to be rescinded by Borrowers and be deemed a request to convert or continue Advances referred to therein as Prime Rate Advances.

3.7                               Additional Requirements/Provisions Regarding LIBOR Advances.

(a)                                  If for any reason (including voluntary or mandatory prepayment or acceleration), Bank receives all or part of the principal amount of a LIBOR Advance prior to the last day of the Interest Period for such Advance, Borrowers shall immediately notify Borrowers’ account officer at Bank and, on demand by Bank, pay Bank the amount (if any) by which (i) the additional interest which would have been payable on the amount so received had it not been received until the last day of such Interest Period exceeds (ii) the interest which would have been recoverable by Bank by placing the amount so received on deposit in the certificate of deposit markets, the offshore currency markets, or United States Treasury investment products, as the case may be, for a period starting on the date on which it was so received and ending on the last day of such Interest Period at the interest rate determined by Bank in its reasonable discretion.  Bank’s determination as to such amount shall be conclusive absent manifest error.

(b)                                 Borrowers shall pay Bank, upon demand by Bank, from time to time such amounts as Bank may determine to be necessary to compensate it for any costs incurred by Bank that Bank determines are attributable to its making or maintaining of any amount receivable by Bank hereunder in respect of any Advances relating thereto (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), in each case resulting from any Regulatory Change which:

(i)                                     changes the basis of taxation of any amounts payable to Bank under this Agreement in respect of any Advances (other than changes which affect taxes measured by or imposed on the overall net income of Bank by the jurisdiction in which Bank has its principal office);

(ii)                                  imposes or modifies any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with, or other liabilities of Bank (including any Advances or any deposits referred to in the definition of LIBOR); or

(iii)                               imposes any other condition affecting this Agreement (or any of such extensions of credit or liabilities).

Bank will notify Parent of any event occurring after the Closing Date which will entitle Bank to compensation pursuant to this Section 3.7 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation.  Bank will furnish Parent with a statement setting forth the basis and amount of each request by Bank for compensation under this Section 3.7.  Determinations and allocations by Bank for purposes of this Section 3.7 of the effect of any Regulatory Change on its costs of maintaining its obligations to make Advances, of making or maintaining Advances, or on amounts receivable by it in respect of Advances, and of the additional amounts required to compensate Bank in respect of any Additional Costs, shall be conclusive absent manifest error.

(c)                                  If Bank shall determine that the adoption or implementation of any applicable law, rule, regulation, or treaty regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by Bank (or its applicable lending office) with any respect or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on capital of Bank or any person or entity controlling Bank (a “Bank Parent”) as a consequence of its obligations hereunder to a level below that which Bank (or its Bank Parent) could have achieved but for such adoption, change, or compliance (taking into consideration policies with respect to capital adequacy) by an amount deemed by Bank to be material, then from time to time, within fifteen (15) days after demand by Bank, Borrowers shall pay to Bank such additional amount or amounts as will compensate Bank for such reduction.  A statement of Bank claiming compensation under this Section 3.7(c) and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive absent manifest error.

(d)                                 If, at any time, Bank, in its sole and absolute discretion, determines that (i) the amount of LIBOR Advances for periods equal to the corresponding Interest Periods are not available to Bank in the offshore currency interbank markets, or (ii) LIBOR does not accurately reflect the cost to Bank of lending the LIBOR Advances, then Bank shall promptly give notice thereof to Parent.  Upon the giving of such notice, Bank’s obligation to make the LIBOR Advances shall be suspended until such capability is restored provided, however, Advances shall not be suspended if Bank and Borrowers agree in writing to a different interest rate applicable to LIBOR Advances.

(e)                                  If it shall become unlawful for Bank to continue to fund or maintain any LIBOR Advances, or to perform its obligations hereunder, upon demand by Bank, Borrowers shall prepay the Advances in full with accrued interest thereon and all other amounts payable by Borrowers hereunder (including, without limitation, any amount payable in connection with such prepayment pursuant to Section 3.7(a)) and such Advances shall be replaced with a Prime Rate Advance.  Notwithstanding the foregoing, to the extent a determination by Bank as described above relates to a LIBOR Advance then being requested by Borrowers pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, Borrowers shall have the option, subject to the provisions of Section 3.6(c), to (i) rescind such Notice of Borrowing or Notice of Conversion/Continuation by giving notice (by facsimile or by telephone confirmed in writing) to Bank of such rescission on the date on which Bank gives notice of its determination as described above, or (ii) modify such Notice of Borrowing or Notice of Conversion/Continuation to obtain a Prime Rate Advance or to have outstanding Advances converted into or continued as Prime Rate Advances by giving notice (by facsimile or by telephone and confirmed in writing) to Bank of such modification on the date on which Bank gives notice of its determination as described above.

4                                         CREATION OF SECURITY INTEREST

4.1                               Grant of Security Interest.  Each Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.  Each Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that may have superior priority to Bank’s Lien under this Agreement).  If any Borrower shall acquire a commercial tort claim, Borrowers shall promptly notify Bank in a writing signed by such Borrower of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.

If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash.  Upon payment in full in cash of the Obligations and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall, at Borrowers’ sole cost and expense, release its Liens in the Collateral and all rights therein shall revert to Borrowers.

4.2                               Authorization to File Financing Statements.  Each Borrower hereby authorizes Bank to file financing statements, without notice to any Borrower, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral, by either a Borrower or any other Person, shall be deemed to violate the rights of Bank under the Code.  Such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Bank’s discretion.

5                                         REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants as follows:

5.1                               Due Organization, Authorization; Power and Authority.  Each Borrower is duly existing and in good standing as a Registered Organization in its jurisdiction of formation and is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on such Borrower’s business.  In connection with this Agreement, Parent has delivered to Bank a completed certificate signed by Parent, entitled “Perfection Certificate”.  Parent represents and warrants to Bank that (a) Parent’s and each other Borrower’s exact legal name is that indicated on the Perfection Certificate and Parent’s exact legal name is listed on the signature page thereof; (b) each Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth each Borrower’s organizational identification number; (d) the Perfection Certificate accurately sets forth each Borrower’s place of business, or, if more than one, its chief executive office as well as each Borrower’s mailing address (if different than its chief executive office); (e) except as set forth in the Perfection Certificate, each Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to each Borrower and each of their Subsidiaries is accurate and complete (it being understood and agreed that Borrowers may from time to time update certain information in the Perfection Certificates after the Effective Date to the extent permitted by one or more specific provisions in this Agreement).  If any Borrower is not now a Registered Organization but later becomes one, such Borrower shall promptly notify Bank of such occurrence and provide Bank with such Borrower’s organizational identification number.

The execution, delivery and performance by Borrowers of the Loan Documents to which they are a party have been duly authorized, and do not (i) conflict with any of Borrowers’ organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which any Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect) or (v) constitute an event of default under any material agreement by which any Borrower is bound.  No Borrower is in default under any agreement to which it is a party or by which it is bound in which the default could have a material adverse effect on such Borrower’s business taken as a whole.

5.2                               Collateral.  Each Borrower has good title to, has rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens.  No Borrower has deposit accounts other than the deposit accounts with Bank, the deposit accounts, if any, described in the Perfection Certificate delivered to Bank in connection herewith, or of which such Borrower has given Bank notice and taken such actions as are necessary to give Bank a perfected security interest therein.

The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate.  None of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 7.2.  In the event that any Borrower, after the date hereof, intends to store or otherwise deliver any portion of the Collateral to a bailee, then such Borrower will first receive the written consent of Bank and such bailee must execute and deliver a bailee agreement in form and substance satisfactory to Bank in its sole discretion.

Each Borrower is the sole owner of its intellectual property, except for non-exclusive licenses granted to its customers in the ordinary course of business.  Each patent is valid and enforceable, and no part of the intellectual property has been judged invalid or unenforceable, in whole or in part, and to the best of such Borrower’s knowledge, no claim has been made that any part of the intellectual property violates the rights of any third party except to the extent such claim could not reasonably be expected to have a material adverse effect on a Borrower’s business.  Except as noted on the Perfection Certificate, no Borrower is a party to, or is bound by, any material license or other agreement with respect to which such Borrower is the licensee (a) that prohibits or otherwise restricts such Borrower from granting a security interest in such Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with the Bank’s right to sell any Collateral.  Borrowers shall provide written notice to Bank within ten (10) days of entering or becoming bound by any such license or agreement (other than over-the-counter software that is commercially available to the public).  Borrowers shall take such steps as Bank requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (x) all such licenses or agreements to be deemed “Collateral” and for Bank to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such license or agreement, whether now existing or entered into in the future, and (y) Bank to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Bank’s rights and remedies under this Agreement and the other Loan Documents.

5.3                               Intentionally Omitted.

5.4                               Litigation.  Except as otherwise disclosed in Borrower’s public filings, there are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against any Borrower or any of its Subsidiaries involving more than Five Hundred Thousand Dollars ($500,000).

5.5                               No Material Deviation in Financial Statements.  All consolidated financial statements for Borrowers and any of their Subsidiaries delivered to Bank fairly present in all material respects each Borrower’s consolidated financial condition and each Borrower’s consolidated results of operations.  There has not been any material deterioration in any Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.

5.6                               Solvency.  The fair salable value of Borrowers’ assets (including goodwill minus disposition costs) exceeds the fair value of their liabilities; Borrowers are not left with unreasonably small capital after the transactions in this Agreement; and Borrowers are able to pay their debts (including trade debts) as they mature.

5.7                               Regulatory Compliance.  No Borrower is an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended.  No Borrower is engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors).  Each Borrower has complied in all material respects with the Federal Fair Labor Standards Act.  No Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005.  No Borrower has violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a material adverse effect on its business.  No Borrower’s or any of its Subsidiaries’ properties or assets has been used by any Borrower or any Subsidiary or, to the best of such

Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally.  Each Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Government Authorities that are necessary to continue their respective businesses as currently conducted, except for any such consents, approvals authorizations and notices that could not reasonably be expected to have a material adverse effect on Borrower’s business, taken as whole.

5.8                               Subsidiaries; Investments.  No Borrower owns any stock, partnership interest or other equity securities except for Permitted Investments.

5.9                               Tax Returns and Payments; Pension Contributions.  Each Borrower has timely filed all required tax returns and reports, and each Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by such Borrower.  Borrowers may defer payment of any contested taxes, provided that such Borrower (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Bank in writing of the commencement of, and any material development in, the proceedings, (c) posts bonds or takes any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”.  No Borrower is aware of any claims or adjustments proposed for any Borrower’s prior tax years which could result in additional taxes becoming due and payable by any Borrower.  Each Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and no Borrower has withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of any Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.10                        Use of Proceeds.  Borrowers shall use the proceeds of the Credit Extensions solely as working capital and to fund their general business requirements and not for personal, family, household or agricultural purposes.

5.11                        Full Disclosure.  No written representation, warranty or other statement of any Borrower in any certificate or written statement given to Bank, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Bank that the projections and forecasts provided by Borrowers in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

6                                         AFFIRMATIVE COVENANTS

Each Borrower shall do all of the following:

6.1                               Government Compliance.

(a)                                  Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on a Borrower’s business or operations taken as a whole.  Each Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on Borrower’s business taken as a whole.

(b)                                 Obtain all of the Governmental Approvals necessary for the performance by such Borrower of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Bank in all of its property.  Borrowers shall promptly provide copies of any such obtained Governmental Approvals to Bank.

6.2                               Financial Statements, Reports, Certificates.

(a)                                  Parent shall deliver to Bank:  (i) as soon as available, but no later than five (5) days after filing with the Securities Exchange Commission, Parent’s 10K, 10Q, and 8K reports; (ii) a Compliance Certificate together with delivery of the 10K and 10Q reports; (iii) within thirty (30) days after the earlier of the end of each fiscal year or approval thereof by Parent’s board of directors, annual financial projections for the following fiscal year (on a quarterly basis) as approved by Parent’s board of directors, together with any related business forecasts used in the preparation of such annual financial projections; (iv) at Bank’s reasonable request, a prompt report of any legal actions pending or threatened against a Borrower or any Subsidiary that Borrower reasonably expects could result in a material adverse effect on Borrower’s business, taken as a whole; and (v) at Bank’s reasonable request, budgets, sales projections, operating plans or other financial information.

Parent’s 10K, 10Q, and 8K reports required to be delivered pursuant to Section 6.2(a)(i) shall be deemed to have been delivered on the date on which Parent posts such report or provides a link thereto on Parent’s or another website on the Internet; provided, that Parent shall provide paper copies to Bank of the Compliance Certificates required by Section 6.2(a)(ii).

(b)                                 Within forty five (45) days after the last day of each month, Parent shall deliver to Bank consolidated monthly balance sheets covering Borrowers’ and their Subsidiaries consolidated operations together with a duly completed Compliance Certificate signed by a Responsible Officer of Parent setting forth calculations showing compliance with the financial covenants set forth in this Agreement.

(c)                                  As soon as available, but no later than one hundred fifty (150) days after the last day of Parent’s fiscal year, Parent shall deliver to Bank audited consolidated financial statements prepared under GAAP , consistently applied, covering Borrowers’ and their Subsidiaries consolidated operations, together with an unqualified opinion on the financial statements from an independent certified public accounting firm acceptable to Bank in its reasonable discretion

(d)                                 Within forty five (45) days after the last day of each quarter, Parent shall deliver to Bank (i) a cash balance report, including account statements detailing cash management types of investments held and maturity dates, and (ii) a report of all Permitted Acquisitions in substantially the form attached here to as Exhibit G including an EBITDA calculation for each such Permitted Acquisition.

(e)                                  Borrowers’ shall allow Bank to audit Borrowers’ Collateral at Borrowers’ expense.  Such audits shall be conducted no more often than once every twelve (12) months unless an Event of Default has occurred and is continuing.

6.3                               Inventory; Returns.  Keep all Inventory in good and marketable condition, free from material defects.  Returns and allowances between a Borrower and its Account Debtors shall follow such Borrower’s customary practices as they exist at the Effective Date.  Borrowers must promptly notify Bank of all returns, recoveries, disputes and claims that involve more than One Million Five Hundred Thousand Dollars ($1,500,000).

6.4                               Taxes; Pensions.  Timely file, and require each of its Subsidiaries to timely file, all required tax returns and reports and timely pay, and require each of its Subsidiaries to timely file, all foreign, federal, state and local taxes, assessments, deposits and contributions owed by each Borrower and each of its Subsidiaries, except for deferred payment of any taxes contested pursuant to the terms of Section 5.9 hereof, and shall deliver to Bank, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

6.5                               Insurance.  Keep its business and the Collateral insured for risks and in amounts standard for companies in such Borrower’s industry and location and as Bank may reasonably request.  Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Bank. All property policies shall have a lender’s loss payable endorsement showing Bank as lender loss payee and waive subrogation against Bank, and all liability policies shall show, or have endorsements showing, Bank as an additional insured.  All policies (or the loss payable and additional insured endorsements) shall provide that the insurer shall endeavor to give Bank at least twenty (20) days notice before canceling, amending to reduce coverage , or declining to renew its policy.  At Bank’s request, Borrowers shall deliver true and correct copies of policies and evidence of all premium payments.   If a Borrower fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 6.5.

6.6                               Operating Accounts.

(a)                                  At all times after January 31, 2009 and prior to implementation of the Accordion Feature, maintain Borrowers’ and their Subsidiaries’ primary domestic operating and other deposit accounts with Bank which accounts shall represent at least the greater of (i) average monthly balances not less than Three Million Dollars ($3,000,000) or (ii) eighty-five percent (85%) of the dollar value of Borrowers’ and such Subsidiaries’ cash held in deposit or operating accounts at all banks.

(b)                                 At all times after implementation of the Accordion Feature, maintain Borrowers’ and their Subsidiaries’ primary operating and other deposit accounts with Bank which accounts shall have average monthly balances not less than Three Million Dollars ($3,000,000) at all times.

(c)                                  At all times after the date which is thirty (30) days after the Effective Date and for so long as Borrowers and Borrowers’ Subsidiaries hold at least Twenty Million Dollars ($20,000,000) in Cash and Cash Equivalents and Investments Available for Sale (determined in accordance with GAAP), Borrowers shall maintain at least Ten Million Dollars ($10,000,000) in any accounts at Bank of Borrower’s choosing.  Bank and Borrower hereby agree that should Bank’s money market or bank accounts have a ratings decline by a recognized ratings agency, Borrower shall be permitted to instead maintain such funds in a Money Market Mutual Fund offered by SVB Securities (in which the underlying assets are not associated with SVB) that would comply with Borrower’s investment policy. Borrower will also commit to promptly work with Bank to identify other Bank products and services that Borrower could purchase to provide similar value to Bank as such previously maintained accounts.

(d)                                 Borrowers agree to promptly evaluate Bank and Bank’s Affiliates asset management products and services for additional investments by Borrowers.

(e)                                  Provide Bank five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than Bank or Bank’s Affiliates.  For each Collateral Account that a Borrower at any time maintains, such Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder.  The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of a Borrower’s employees and identified to Bank by Borrowers as such.

6.7                               Financial Covenants.  Borrowers shall maintain, on a consolidated basis with respect to Borrowers and their Subsidiaries, the following financial ratios and covenants:

(a)                                  Adjusted Quick Ratio. Measured monthly, a ratio of Quick Assets to Current Liabilities minus Deferred Revenue of at least 1.00 to 1.00.

(b)                                 EBITDA.  Measured as of the end of each calendar quarter during the following periods, quarterly EBITDA of at least the following:

(i)                                     If the total amount of outstanding Obligations is less than Ten Million Dollars ($10,000,000) at all times during a quarter, EBITDA of at least Five Million Dollars ($5,000,000) for such quarter; and

(ii)                                  If the total amount of outstanding Obligations is greater than or equal to Ten Million Dollars ($10,000,000) at any time during a quarter, EBITDA of at least the following:

Period	EBITDA

Each quarter from Q3 2008 through Q2 2009	$7,500,000

Each quarter from Q3 2009 through Q2 2010	$8,000,000

Q3 2010 and each quarter thereafter	$8,500,000

(c)                                  Debt/Annualized EBITDA. If the Accordion Feature has been implemented,  measured as of the end of each calendar quarter, a Debt to Annualized EBITDA Ratio of not more than 2.25 to 1.00.

6.8                               Protection and Registration of Intellectual Property Rights.  Each Borrower shall:  (a) protect, defend and maintain the validity and enforceability of its intellectual property; (b) promptly advise Bank in writing of material infringements of its intellectual property; and (c) not allow any intellectual property material to such Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent.  If a Borrower (i) obtains any patent, registered trademark or servicemark, registered copyright, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, or (ii) applies for any patent or the registration of any trademark or servicemark, then such Borrower shall promptly provide written notice thereof to Bank and shall execute such intellectual property security agreements and other documents and take such other actions as Bank shall request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Bank in such property.  If a Borrower decides to register any copyrights or mask works in the United States Copyright Office, such Borrower shall: (x) provide Bank with at least fifteen (15) days prior written notice of such Borrower’s intent to register such copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (y) execute an intellectual property security agreement and such other documents and take such other actions as Bank may request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Bank in the copyrights or mask works intended to be registered with the United States Copyright Office; and (z) record such intellectual property security agreement with the United States Copyright Office contemporaneously with filing the copyright or mask work application(s) with the United States Copyright Office.  Each Borrower shall promptly provide to Bank copies of all applications that it files for patents or for the registration of trademarks, servicemarks, copyrights or mask works, together with evidence of the recording of the intellectual property security agreement necessary for Bank to perfect and maintain a first priority perfected security interest in such property.

6.9                               Litigation Cooperation.  From the date hereof and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, Borrowers and their officers, employees and agents and Borrowers’ books and records, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrowers.

6.10                        Acquisition of Additional Domestic Entities.  Upon the consummation of any Permitted Acquisition which constitutes the acquisition by a Borrower or a Subsidiary of a Borrower of all or substantially all of the capital stock of a Domestic Entity, Parent shall promptly notify Bank of the consummation of such transaction and shall promptly take all action as Bank reasonably requests to cause such Domestic Entity to become a Borrower hereunder and to grant Bank a security interest in all the assets of such Domestic Entity, provided however that the acquired Domestic Entity is merged into a Borrower within thirty (30) days after such acquisition, then such acquired Domestic Entity shall not be required to become a Borrower.

6.11                        Further Assurances.  Execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral or to effect the purposes of this Agreement.  Deliver to Bank, within five (5) days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law or that could reasonably be expected to have a material effect on any of the Governmental Approvals or otherwise on the operations of Borrowers or any of their Subsidiaries.

7                                         NEGATIVE COVENANTS

No Borrower shall do any of the following without Bank’s prior written consent which shall not be unreasonably withheld or delayed:

7.1                               Dispositions.  Convey, sell, lease, transfer or otherwise dispose of (collectively “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for:

(a)                                  Transfers in the ordinary course of business or transfers of single website assets for reasonably equivalent consideration;

(b)                                 Transfers from a Borrower to another Borrower;

(c)                                  Transfers from Borrowers to Subsidiaries which are not Borrowers in an amount not to exceed One Million Five Hundred Thousand Dollars ($1,500,000) in any fiscal year;

(d)                                 Transfers of property in connection with sale-leaseback transactions;

(e)                                  Transfers of property to the extent such property is exchanged for credit against, or proceeds are promptly applied to, the purchase price of other property used or useful in the business of such Borrower or its Subsidiaries;

(f)                                    Transfers constituting non-exclusive licenses and similar arrangements for the use of the property of such Borrower or its Subsidiaries in the ordinary course of business and other non-perpetual licenses that may be exclusive in some respects other than territory (and/or that may be exclusive as to territory only in discreet geographical areas outside of the United States), but that could not result in a legal transfer of such Borrower’s title in the licensed property;

(g)                                 Transfers otherwise permitted by the Loan Documents;

(h)                                 sales or discounting of delinquent accounts in the ordinary course of business;

(i)                                     Transfers associated with the making or disposition of a Permitted Investment;

(j)                                     Transfers in connection with Permitted Acquisitions; and

(k)                                  Transfers of assets in the ordinary course of such Borrower’s business.

7.2                               Changes in Business; Change in Control; Jurisdiction of Formation. Engage in any material line of business other than those lines of business conducted by Borrowers and their Subsidiaries on the date hereof and any businesses reasonably related, complementary or incidental thereto or reasonable extensions thereof, as mutually determined by Borrowers and Bank in their reasonable discretion; permit or suffer any Change in Control.  No Borrower will, without prior written notice, change its jurisdiction of formation.

7.3                               Mergers or Acquisitions.  Merge or consolidate, or permit any of their Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person. Notwithstanding the foregoing, Borrowers and their Subsidiaries shall be permitted to consummate any Permitted Acquisitions so long as no Event of Default has occurred and is continuing or would exist after giving effect to any such transactions.  Bank shall use its best efforts to respond to any requests by Borrower to approve any such transactions which would not be Permitted Acquisitions within five (5) Business Days.

7.4                               Indebtedness.  Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5                               Encumbrance.  Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the first priority security interest granted herein, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrowers or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of a Borrower’s or any Subsidiary’s intellectual property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Lien” herein.

7.6                               Maintenance of Collateral Accounts.  Maintain any Collateral Account except pursuant to the terms of Section 6.6.(b) hereof.

7.7                               Distributions; Investments.  (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock other than Permitted Distributions; or (b) directly or indirectly acquire or own any Person, or make any Investment in any Person, other than Permitted Investments, or permit any of its Subsidiaries to do so.

7.8                               Transactions with Affiliates.  Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of any Borrower except for (a) transactions that are in the ordinary course of a Borrower’s business, upon fair and reasonable terms (when viewed in the context of any series of transactions of which it may be a part, if applicable) that are no less favorable to such Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person, as mutually determined by Borrowers and Bank in their reasonable discretion; or (b) transactions among Borrowers and their Subsidiaries so long as no Event of Default exists or could result therefrom.

7.9                               Subordinated Debt.  Make or permit any payment on or amendments of any Subordinated Debt unless permitted by the terms of any Subordination Agreement entered into by Bank and the holder or holders of such Subordinated Debt.

7.10                        Compliance.  Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on any Borrower’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of a Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

8                                         EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1                               Payment Default.  Borrowers fail to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) day grace period shall not apply to payments due on the Revolving Line Maturity Date).  During the cure period, the failure to cure the payment default is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2                               Covenant Default.

(a)                                  Borrowers fail or neglect to perform any obligation in Sections 6.2, 6.4, 6.5, 6.6 or 6.7 or violate any covenant in Section 7; or

(b)                                 Borrowers fail or neglect to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrowers be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrowers shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period).  Grace periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in subsection (a) above;

8.3                               Material Adverse Change.  A Material Adverse Change occurs;

8.4                               Attachment; Levy; Restraint on Business.  (a) (i) The service of process seeking to attach, by trustee or similar process, any funds of any Borrower or of any entity under control of any Borrower (including a Subsidiary) on deposit with Bank or any Bank Affiliate, or (ii) a notice of lien, levy, or assessment is filed against any of a Borrower’s assets by any government agency, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period; and (b) (i) any material portion of a Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents a Borrower from conducting any part of its business;

8.5                               Insolvency.  (a) a Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) a Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against a Borrower and not dismissed or stayed within thirty (30) days (but no Credit Extensions shall be made while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6                               Other Agreements.  If a Borrower fails to (a) make any payment that is due and payable with respect to any Material Indebtedness and such failure continues after the applicable grace or notice period, if any, specified in the agreement or instrument relating thereto, or (b) perform or observe any other condition or covenant, or any other event shall occur or condition exist under any agreement or instrument relating to any Material Indebtedness, and such failure continues after the applicable grace or notice period, if any, specified in the agreement or instrument relating thereto and the effect of such failure, event or condition is to cause the holder or holders of such Material Indebtedness to accelerate the maturity of such Material Indebtedness or cause the mandatory repurchase of any Material Indebtedness;

8.7                               Judgments.  One or more judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least One Million Five Hundred Thousand Dollars ($1,500,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against any Borrower and shall remain unsatisfied, unvacated, or unstayed for a period of twenty (20) days after the entry thereof (provided that no Credit Extensions will be made prior to the satisfaction, vacation, or stay of such judgment, order, or decree);

8.8                               Misrepresentations.  A Borrower or any Person acting for a Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.9                               Subordinated Debt.  A default or breach occurs under any agreement between any Borrower and any creditor of a Borrower that signed a subordination, intercreditor, or other similar agreement with Bank, or any creditor that has signed such an agreement with Bank breaches any terms of such agreement; or

9                                         BANK’S RIGHTS AND REMEDIES

9.1                               Rights and Remedies.  While an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:

(a)                                  declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

(b)                                 stop advancing money or extending credit for Borrowers’ benefit under this Agreement or under any other agreement between Borrowers and Bank;

(c)                                  demand that Borrowers (i) deposit cash with Bank in an amount equal to the aggregate amount of any Letters of Credit remaining undrawn, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrowers shall forthwith deposit and pay such amounts, and (ii) pay in advance all Letter of Credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;

(d)                                 terminate any FX Forward Contracts;

(e)                                  settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Bank considers advisable, notify any Person owing a Borrower money of Bank’s security interest in such funds, and verify the amount of such account;

(f)                                    make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral.  Each Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates.  Bank may enter premises where the Collateral is located during normal business hours, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Each Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(g)                                 apply to the Obligations any (i) balances and deposits of Borrowers it holds, or (ii) any amount held by Bank owing to or for the credit or the account of a Borrower;

(h)                                 ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral.  Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, each Borrower’s labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, each Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;

(i)                                     place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(j)                                     have reasonable access to Borrowers’ Books; and

(k)                                  exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2                               Power of Attorney.  Each Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to:  (a) endorse such Borrower’s name on any checks or other forms of payment or security; (b) sign such Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Bank determines reasonable; (d) make, settle, and adjust all claims under such Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Bank or a third party as the Code permits.  Each Borrower hereby appoints Bank as its lawful attorney-in-fact to sign such Borrower’s name on any documents necessary to perfect or continue the perfection of Bank’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Bank is under no further obligation to make Credit Extensions hereunder.  Bank’s foregoing appointment as each Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions terminates.

9.3                               Protective Payments.  If a Borrower fails to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which such Borrower is obligated to pay under this Agreement or any other Loan Document, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest applicable rate, and secured by the Collateral.  Bank will make reasonable efforts to provide such Borrower with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter.  No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.4                               Application of Payments and Proceeds.  No Borrower shall have the right to specify the order or the accounts to which Bank shall allocate or apply any payments required to be made by Borrowers to Bank or otherwise received by Bank under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.  If an Event of Default has occurred and is continuing, Bank may apply any funds in its possession, whether from Borrowers account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as Bank shall determine in its sole discretion.  Any surplus shall be paid to Borrowers or other Persons legally entitled thereto; each Borrower shall remain liable to Bank for any deficiency.  If Bank, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.

9.5                               Bank’s Liability for Collateral.  So long as Bank complies with reasonable banking practices and applicable laws and regulations regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person.  Borrowers bear all risk of loss, damage or destruction of the Collateral.

9.6                               No Waiver; Remedies Cumulative.  Bank’s failure, at any time or times, to require strict performance by Borrowers of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith.  No waiver hereunder shall be effective unless signed by Bank and then is only effective for the specific instance and purpose for which it is given.  Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative.  Bank has all rights and remedies provided under the Code, by law, or in equity.  Bank’s exercise of one right or remedy is not an election, and Bank’s waiver of any Event of Default is not a continuing waiver.  Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7                               Demand Waiver.  Each Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which such Borrower is liable.

10                                  NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below.  Bank or Borrowers may change their mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrowers:	Internet Brands, Inc. (on behalf of all Borrowers)
909 N. Sepulveda Blvd., 11th Floor
El Segundo, CA 90245
Attn: Scott Friedman
Fax: (310) 280-5325
Email: scott.friedman@internetbrands.com

If to Bank:	Silicon Valley Bank
5820 Canoga Avenue, Suite 210
Woodland Hills, CA 91367
Attn: Stephen Hughes
Fax: (818) 340-0397
Email: SHughes@SVBank.com

11                                  CHOICE OF LAW, VENUE, JURY TRIAL WAIVER AND JUDICIAL REFERENCE

California law governs the Loan Documents without regard to principles of conflicts of law.  Borrowers and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank.  Each Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and each Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court.  Each Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to such Borrower at the address set forth in Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of such Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWERS AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR ALL PARTIES TO ENTER INTO THIS AGREEMENT.  EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court.  The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive.  The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers.  All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed.  If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief.  The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings.  The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings.  The private judge shall oversee discovery and may enforce all discovery rules and order applicable to judicial proceedings in the same manner as a trial court judge.  The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to the California Code of Civil Procedure § 644(a).  Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies.  The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph

12                                  GENERAL PROVISIONS

12.1                        Successors and Assigns.  This Agreement binds and is for the benefit of the successors and permitted assigns of each party.  No Borrower may assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion).  Bank has the right, without the consent of or notice to Borrowers, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents.

12.2                        Indemnification.  Each Borrower agrees to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank (each, an “Indemnified Person”) harmless against:  (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Bank Expenses incurred, or paid by such Indemnified Person from, following, or arising from transactions between Bank and Borrowers (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct.

12.3                        Time of Essence.  Time is of the essence for the performance of all Obligations in this Agreement.

12.4                        Severability of Provisions.  Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.5                        Correction of Loan Documents.  Bank may correct patent errors and fill in any blanks in this Agreement and the other Loan Documents consistent with the agreement of the parties.

12.6                        Amendments in Writing; Integration.  All amendments to this Agreement must be in writing and signed by Bank and each Borrower.  This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements.  All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

12.7                        Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.

12.8                        Borrowers’ Liability.  Any Borrower may, acting singly, request Advances hereunder.  Each Borrower hereby appoints the other as agent for the other for all purposes hereunder, including with respect to requesting Advances hereunder. Each Borrower hereunder shall be obligated to repay all Advances made hereunder, regardless of which Borrower actually receives said Advance, as if each Borrower hereunder directly received all Advances.  Notwithstanding any other provision of this Agreement or other related document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating such Borrower to the rights of Bank under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by a Borrower with respect to the Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by a Borrower with respect to the Obligations in connection with this Agreement or otherwise, until the Obligations are indefeasibly paid in full and this Agreement is terminated.  Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section shall be null and void.  If any payment is made to a Borrower in contravention of this Section, such Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured.

12.9                        Survival.  All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied.  The obligation of Borrowers in Section 12.2 to indemnify Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.10                 Confidentiality.  In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates; (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Bank shall use commercially reasonable efforts to obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; (e) as Bank considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein.  Confidential information does not include information that either: (i) is in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (ii) is disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

Bank may use confidential information for any purpose, including, without limitation, for the development of client databases, reporting purposes, and market analysis, so long as Bank does not disclose any Borrower’s identity or the identity of any person associated with Borrowers unless otherwise expressly permitted by this Agreement.  The provisions of the immediately preceding sentence shall survive the termination of this Agreement.

12.11                 Attorneys’ Fees, Costs and Expenses.  In any action or proceeding between Borrowers and Bank arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.

13                                  DEFINITIONS

13.1                        Definitions.  As used in this Agreement, the following terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrowers.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Accordion Feature” shall mean an increase to the Revolving Line to an amount equal to Seventy Five Million Dollars ($75,000,000); provided (i) Parent requests the Accordion Feature upon no less than thirty (30) Business Days’ prior written notice to Bank, (ii) there is no Default or Event of Default in existence, and none will exist upon the making of such Accordion Feature (both before and immediately after giving effect to such Accordion Feature), (iii) Bank has obtained the written commitment of an additional lender or lenders to fund such increase to the Revolving Line on terms and conditions satisfactory to Bank and Borrowers; (iv) Bank, Borrowers and such additional lender or lenders have executed all documents requested by Bank and such additional lender or lenders to evidence such additional commitment to lend; and (v) Borrowers have taken all other actions requested by Bank and such additional lender or lenders in connection therewith to the satisfaction of Bank and such lender or lenders in their reasonable business discretion.

“Advance” or “Advances” means an advance (or advances) under the Revolving Line.

“Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” is defined in the preamble hereof.

“Availability Amount” is (a) the Revolving Line, minus (b) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), minus (c) the FX Reserve, minus (d) any amounts used for Cash Management Services, and minus (e) the outstanding principal balance of any Advances; provided however, if as of the end of the preceding calendar quarter, Borrower’s EBITDA is less than the level required by Section 6.7(b)(ii) hereof for such quarter, until such time as Borrower’s EBITDA for a succeeding calendar quarter is greater than or equal to  the level required by Section 6.7(b)(ii) hereof for such succeeding calendar quarter, the term “Availability Amount” shall mean: (a) Ten Million Dollars ($10,000,000), minus (b) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), minus (c) the FX Reserve, minus (d) any amounts used for Cash Management Services, and minus (e) the outstanding principal balance of any Advances.

“Bank” is defined in the preamble hereof.

“Bank Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrowers.

“Borrower” and “Borrowers” is defined in the preamble hereof

“Borrowers’ Books” are all Borrowers’ books and records including ledgers, federal and state tax returns, records regarding Borrowers’ assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Resolutions” are, with respect to any Person, those resolutions substantially in the forms attached hereto as Exhibit E.

“Business Day” is any day other than a Saturday, Sunday or other day on which banking institutions in the State of California are authorized or required by law or other governmental action to close, except that if any determination of a “Business Day” shall relate to a LIBOR Advance, the term “Business Day” shall also mean a day on which dealings are carried on in the London interbank market, and if any determination of a “Business Day” shall relate to an FX Forward Contract, the term “Business Day” shall mean a day on which dealings are carried on in the country of settlement of the foreign (i.e., non-Dollar) currency.

“Cash Management Services” is defined in Section 2.1.4.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of California; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes on the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

 “Collateral” is any and all properties, rights and assets of Borrowers described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit F.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business.  The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Continuation Date” means any date on which a Borrower elects to continue a LIBOR Advance into another Interest Period.

“Control Agreement” is any control agreement entered into among the depository institution at which a Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which a Borrower maintains a Securities Account or a Commodity Account, such Borrower, and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Conversion Date” means any date on which Borrowers elect to convert a Prime Rate Advance to a LIBOR Advance or a LIBOR Advance to a Prime Rate Advance.

“Credit Extension” is any Advance, Letter of Credit, FX Forward Contract, amount utilized for Cash Management Services, or any other extension of credit by Bank for a Borrower’s benefit.

“Current Liabilities” are all obligations and liabilities of Borrowers to Bank, plus, without duplication, the aggregate amount of Borrowers’ Total Liabilities that mature within one (1) year.

“Debt to Annualized EBITDA Ratio” means a ratio of (i) all Indebtedness of Borrowers and their Subsidiaries to (ii) EBITDA, measured on a trailing six (6) month basis and multiplied by two (2).

 “Default Rate” is defined in Section 2.3(c).

“Deferred Revenue” is all amounts received or invoiced in advance of performance under contracts and not yet recognized as revenue.

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Deposit Account” is Parents’ deposit account, account number                           , maintained with Bank.

“Dollars,” “dollars” and “$” each mean lawful money of the United States.

“Domestic Entity” means a Person organized under the laws of the United States or any state or territory thereof or the District of Columbia.

“EBITDA” means Net Income, plus taxes, plus depreciation (including depreciation in cost of sales), plus amortization, plus equity based compensation, plus other expense (foreign exchange loss, realized investment losses, loss on asset sale, etc.), plus, to the extent deducted in the calculation of Net Income, any non-recurring, non-cash charges and any non-recurring cash charges (but only to the extent such charges do not exceed Five Million Dollars ($5,000,000) in any calendar year and Three Million Dollars ($3,000,000) per event), minus interest income, minus other income (foreign exchange gain, realized investment gains, gain on asset sale, etc.), all determined in accordance with GAAP (as applicable) and on a consolidated basis for Borrowers and their Subsidiaries.  For the purposes of the foregoing EBITDA calculation, a charge shall be deemed to be “non-recurring” if such charge results from a different cause or is of a different type than a charge that was previously taken and would otherwise be classified to be an extraordinary event; Borrowers and Bank shall cooperate and use reasonable efforts to achieve a mutually satisfactory determination as to whether or not a charge is “non-recurring”.  Items included in this EBITDA calculation will be those incorporated in Borrowers’ measure of Adjusted EBITDA in Borrowers’ public filings and/or disclosures.

 “Effective Amount” means with respect to any Advances on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowing and prepayments or repayments thereof occurring on such date.

“Effective Date” is the date Bank executes this Agreement as indicated on the signature page hereof.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” is defined in Section 8.

“Foreign Currency” means lawful money of a country other than the United States.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“Funding Date” is any date on which a Credit Extension is made to or on account of Borrowers which shall be a Business Day.

“FX Business Day” is any day when (a) Bank’s Foreign Exchange Department is conducting its normal business and (b) the Foreign Currency being purchased or sold by Borrowers is available to Bank from the entity from which Bank shall buy or sell such Foreign Currency.

“FX Forward Contract” is defined in Section 2.1.3.

“FX Reduction Amount” is defined in Section 2.1.3.

“FX Reserve” is defined in Section 2.1.3.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

 “Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Indemnified Person” is defined in Section 12.2.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Interest Payment Date” means, with respect to any LIBOR Advance, the last day of each Interest Period applicable to such LIBOR Advance and, with respect to Prime Rate Advances, the last day of each month (or, if the last day of the month does not fall on a Business Day, then on the first Business Day following such date), and each date a Prime Rate Advance is converted into a LIBOR Advance to the extent of the amount converted to a LIBOR Advance.

“Interest Period” means, as to any LIBOR Advance, the period commencing on the date of such LIBOR Advance, or on the conversion/continuation date on which the LIBOR Advance is converted into or continued as a LIBOR Advance, and ending on the date that is one (1), two (2), or three (3) months thereafter, in each case as a Borrower may elect in the applicable Notice of Borrowing or Notice of Conversion/Continuation; provided, however, that (a) no Interest Period with respect to any LIBOR Advance shall end later than the Revolving Line Maturity Date, (b) the last day of an Interest Period shall be determined in accordance with the practices of the LIBOR interbank market as from time to time in effect, (c) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless, in the case of a LIBOR Advance, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day, (d) any Interest Period pertaining to a LIBOR Advance that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period, and (e) interest shall accrue from and include the first Business Day of an Interest Period but exclude the last Business Day of such Interest Period.

“Interest Rate Determination Date” means each date for calculating the LIBOR for purposes of determining the interest rate in respect of an Interest Period.  The Interest Rate Determination Date shall be the second Business Day prior to the first day of the related Interest Period for a LIBOR Advance.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrowers’ custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“IP Agreements” are those certain Intellectual Property Security Agreements executed and delivered by Borrowers to Bank dated as of October 7, 2008.

“Letter of Credit Fee” is (a) if Borrowers’ Debt to Annualized EBITDA Ratio is less than 1.00 to 1.00, one and three quarters percent (1.75%) of the face amount of such Letter of Credit, (b) if Borrowers’ Debt to Annualized EBITDA Ratio is greater than or equal to 1.00 to 1.00 and less than or equal to than 2.00 to 1.00, two and one quarter percent (2.25%) of the face amount of such Letter of Credit, and (c) if Borrowers’ Debt to Annualized EBITDA Ratio is greater than 2.00 to 1.00, two and three quarters percent (2.75%) of the face amount of such Letter of Credit.  Such Letter of Credit Fee shall be adjusted quarterly based on Borrower’s Debt to Annualized EBITDA reported for the prior quarter.

“LIBOR Rate” means, for each Interest Period in respect of LIBOR Advances comprising part of the same Advances, an interest rate per annum (rounded upward, if necessary, to the nearest 1/10,000th of one percent (0.0001%)) equal to LIBOR for such Interest Period divided by one (1) minus the Reserve Requirement for such Interest Period.

“LIBOR Rate Margin” is (a) if Borrowers’ Debt to Annualized EBITDA Ratio is less than 1.00 to 1.00, one and three quarters percent (1.75%), (b) if Borrowers’ Debt to Annualized EBITDA Ratio is greater than or equal to 1.00 to 1.00 and less than or equal to than 2.00 to 1.00, two and one quarter percent (2.25%), and (c) if Borrowers’ Debt to Annualized EBITDA Ratio is greater than 2.00 to 1.00, two and three quarters percent (2.75%). Such LIBOR Rate Margin shall be adjusted quarterly based on Borrower’s Debt to Annualized EBITDA reported for the prior quarter.

“LIBOR” means, for any Interest Rate Determination Date with respect to an Interest Period for any Advance to be made, continued as or converted into a LIBOR Advance, the rate of interest per annum determined by Bank to be the per annum rate of interest at which deposits in United States Dollars are offered to Bank in the London interbank market (rounded upward, if necessary, to the nearest 1/10,000th of one percent (0.0001%)) in which Bank customarily participates at 11:00 a.m. (local time in such interbank market) two (2) Business Days prior to the first day of such Interest Period for a period approximately equal to such Interest Period and in an amount approximately equal to the amount of such Advance.

“LIBOR Advance” means an Advance that bears interest based at the LIBOR Rate.

“Letter of Credit” means a standby letter of credit issued by Bank or another institution based upon an application, guarantee, indemnity or similar agreement on the part of Bank as set forth in Section 2.1.2.

“Letter of Credit Application” is defined in Section 2.1.2(a).

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan Documents” are, collectively, this Agreement, the Perfection Certificate, the IP Agreements, any note, or notes or guaranties executed by a Borrower, and any other present or future agreement between any Borrower and/or for the benefit of Bank in connection with this Agreement, all as amended, restated, or otherwise modified.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; or (b) a material adverse change in the business, operations, or condition (financial or otherwise) of a Borrower.

“Material Indebtedness” is any Indebtedness the principal amount of which is equal to or greater than Five Hundred Thousand Dollars ($500,000).

“Net Income” means, as calculated on a consolidated basis for Borrowers and their Subsidiaries for any period as at any date of determination, the net profit (or loss), after provision for taxes, of Borrowers and their Subsidiaries for such period taken as a single accounting period.

“Notice of Borrowing” means a notice given by Borrowers to Bank in accordance with Section 3.4(a), substantially in the form of Exhibit C, with appropriate insertions.

“Notice of Conversion/Continuation” means a notice given by Borrowers to Bank in accordance with Section 3.5, substantially in the form of Exhibit D, with appropriate insertions.

“Obligations” are Borrowers’ obligations to pay when due any debts, principal, interest, Bank Expenses and other amounts Borrowers owe Bank now or later, whether under this Agreement, the Loan Documents, or otherwise, including, without limitation, all obligations relating to letters of credit (including reimbursement obligations for drawn and undrawn letters of credit), cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrowers assigned to Bank, and the performance of Borrowers’ duties under the Loan Documents.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified with the Secretary of State of such Person’s state of formation on a date that is no earlier than 30 days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Parent” is Internet Brands, Inc., a Delaware corporation.

“Payment/Advance Form” is that certain form attached hereto as Exhibit B.

“Perfection Certificate” is defined in Section 5.1.

“Permitted Acquisitions” means the acquisition by Borrowers or their Subsidiaries of all or substantially all of the capital stock or property of another Person or Persons where (i) the consideration paid by Borrowers or their Subsidiaries in connection with such transactions does not exceed (a) Twenty Million Dollars ($20,000,000) in the aggregate in any calendar quarter or (b) Fifteen Million Dollars ($15,000,000) for any one transaction and (ii) where the aggregate EBITDA of all entities acquired in connection with such transactions in each such calendar quarter is greater than or equal to One Dollar ($1.00).

“Permitted Distributions” means:

(a)                                  purchases of capital stock from former employees, consultants and directors pursuant to repurchase agreements or other similar agreements in an aggregate amount not to exceed One Million Five Hundred Thousand Dollars ($1,500,000) in any fiscal year provided that at the time of such purchase no Default or Event of Default has occurred and is continuing;

(b)                                 distributions or dividends consisting solely of a Borrower’s capital stock;

(c)                                  purchases for value of any rights distributed in connection with any stockholder rights plan;

(d)                                 purchases of capital stock or options to acquire such capital stock with the proceeds received from a substantially concurrent issuance of capital stock or convertible securities;

(e)                                  purchases of capital stock pledged as collateral for loans to employees;

(f)                                    purchases of capital stock in connection with the exercise of stock options or stock appreciation rights by way of cashless exercise or in connection with the satisfaction of withholding tax obligations;

(g)                                 purchases of fractional shares of capital stock arising out of stock dividends, splits or combinations or business combinations; and

(h)                                 the settlement or performance of such Person’s obligations under any equity derivative transaction, option contract or similar transaction or combination of transactions.

 “Permitted Indebtedness” is:

(a)                                  Borrowers’ Indebtedness to Bank under this Agreement and any other Loan Document;

(b)                                 (i) any Indebtedness that does not exceed One Million Five Hundred Thousand Dollars ($1,500,000) in principal amount existing on the Effective Date, and (ii) any Indebtedness in excess of One Million Five Hundred Thousand Dollars ($1,500,000) in principal amount existing on the Effective Date and shown on the Perfection Certificate;

(c)                                  Subordinated Debt;

(d)                                 unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(e)                                  guaranties of Permitted Indebtedness;

(f)                                    Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(g)                                 Indebtedness consisting of interest rate, currency, or commodity swap agreements, interest rate cap or collar agreements or arrangements designated to protect Borrowers against fluctuations in interest rates, currency exchange rates, or commodity prices;

(h)                                 Indebtedness between any Borrower and any of its Subsidiaries or among any of Borrowers’ Subsidiaries;

(i)                                     Indebtedness with respect to documentary letters of credit;

(j)                                     capitalized leases and purchase money Indebtedness not to exceed One Million Five Hundred Thousand Dollars ($1,500,000) in the aggregate in any fiscal year secured by Permitted Liens; and

(k)                                  refinanced Permitted Indebtedness, provided that the amount of such Indebtedness is not increased except by an amount equal to a reasonable premium or other reasonable amount paid in connection with such refinancing and by an amount equal to any existing, but unutilized, commitment thereunder.

 “Permitted Investments” are:

(a)                                  Investments existing on the Effective Date;

(b)                                 (i) marketable direct obligations issued or unconditionally guaranteed by the United States or its agencies or any State maturing within 1 year from its acquisition, (ii) commercial paper maturing no more than 2 years after its creation and having the highest rating from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc., and (iii) Bank’s certificates of deposit maturing no more than 2 years after issue;

(c)                                  Investments approved by a Parent’s Board of Directors or otherwise pursuant to a Board-approved investment policy;

(d)                                 Investments in or to a Borrower or any of its Subsidiaries;

(e)                                  Investments consisting of Collateral Accounts in the name of a Borrower or any Subsidiary so long as Bank has a first priority, perfected security interest in such Collateral Accounts;

(f)                                    Investments consisting of extensions of credit to a Borrower’s or its Subsidiaries’ customers in the nature of accounts receivable, prepaid royalties or notes receivable arising from the sale or lease of goods, provision of services or licensing activities of a Borrower;

(g)                                 Investments received in satisfaction or partial satisfaction of obligations owed by financially troubled obligors;

(h)                                 Investments acquired in exchange for any other Investments in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization;

(i)                                     Investments acquired as a result of a foreclosure with respect to any secured Investment;

(j)                                     Investments consisting of interest rate, currency, or commodity swap agreements, interest rate cap or collar agreements or arrangements designated to protect a Person against fluctuations in interest rates, currency exchange rates, or commodity prices; and

(k)                                  Investments consisting of loans and advances to employees in an aggregate amount not to exceed One Million Five Hundred Thousand Dollars ($1,500,000).

 “Permitted Liens” are:

(a)                                  (i) Liens securing Permitted Indebtedness described under clause (b) of the definition of “Permitted Indebtedness” or (ii) Liens arising under this Agreement or other Loan Documents;

(b)                                 Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrowers maintain adequate reserves on their Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(c)                                  Liens (including with respect to capital leases) (i) on property (including accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof) acquired or held by a Borrower or its Subsidiaries incurred for financing such property (including accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof) other than Accounts, Inventory, and Financed Equipment, or (ii) existing on property (and accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof) when acquired other than Accounts, Inventory, and Financed Equipment, if the Lien is confined to such property (including accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof);

(d)                                 Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness it secures may not increase;

(e)                                  leases or subleases of real property granted in the ordinary course of business, and leases, subleases, non-exclusive licenses or sublicenses of property (other than real property or intellectual property) granted in the ordinary course of a Borrower’s business, if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest;

(f)                                    non-exclusive license of intellectual property granted to third parties in the ordinary course of business, and licenses of intellectual property that could not result in a legal transfer of title of the licensed property that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States;

(g)                                 leases or subleases granted in the ordinary course of a Borrower’s business, including in connection with a Borrower’s leased premises or leased property;

(h)                                 Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7;

(i)                                     Liens in favor of other financial institutions arising in connection with a Borrower’s deposit or securities accounts held at such institutions provided Bank has a perfected security interest in such accounts;

(j)                                     Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed One Million Five Hundred Thousand Dollars ($1,500,000) and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;  and

(k)                                  Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA).

 “Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prime Rate” is Bank’s most recently announced “prime rate,” even if it is not Bank’s lowest rate.

“Prime Rate Advance” means an Advance that bears interest based at the Prime Rate.

“Prime Rate Margin” is (a) if Borrowers’ Debt to Annualized EBITDA Ratio is less than 1.00 to 1.00, zero percent (0%), (b) if Borrowers’ Debt to Annualized EBITDA Ratio is greater than or equal to 1.00 to 1.00 and less than or equal to than 2.00 to 1.00, one quarter of one percent (0.25%), and (c) if Borrowers’ Debt to Annualized EBITDA Ratio is greater than 2.00 to 1.00, one half of one percent (0.50%).  Such Prime Rate Margin shall be adjusted quarterly based on Borrower’s Debt to Annualized EBITDA reported for the prior quarter.

“Quick Assets” is, on any date, Borrowers’ and Borrowers’ Subsidiaries consolidated, unrestricted cash and marketable securities and net accounts receivable (determined in accordance with GAAP).

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Regulatory Change” means, with respect to Bank, any change on or after the date of this Agreement in United States federal, state, or foreign laws or regulations, including Regulation D, or the adoption or making on or after such date of any interpretations, directives, or requests applying to a class of lenders including Bank, of or under any United States federal or state, or any foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserve Requirement” means, for any Interest Period, the average maximum rate at which reserves (including any marginal, supplemental, or emergency reserves) are required to be maintained during such Interest Period under Regulation D against “Eurocurrency liabilities” (as such term is used in Regulation D) by member banks of the Federal Reserve System.  Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by Bank by reason of any Regulatory Change against (a) any category of liabilities which includes deposits by reference to which the LIBOR Rate is to be determined as provided in the definition of LIBOR or (b) any category of extensions of credit or other assets which include Advances.

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of Parent.

“Revolving Line” is an Advance or Advances in an amount equal to (a) Thirty Million Dollars ($30,000,000) prior to Borrowers achieving a trailing four (4) quarter EBITDA of at least Thirty Five Million Dollars ($35,000,000), and (b) thereafter, Thirty Five Million Dollars ($35,000,000); provided however, upon implementation of the Accordion Feature, the term “Revolving Line” shall mean an Advance or Advances in an amount equal to Seventy Five Million Dollars ($75,000,000).

“Revolving Line Maturity Date” is October 7, 2012.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Settlement Date” is defined in Section 2.1.3.

“Subordinated Debt” is (a) Indebtedness incurred by a Borrower subordinated to such Borrower’s Indebtedness owed to Bank and which is reflected in a written agreement in a manner and form reasonably acceptable to Bank and approved by Bank in writing, and (b) to the extent the terms of subordination do not change adversely to Bank, refinancings, refundings, renewals, amendments or extensions of any of the foregoing.

“Subsidiary” means, with respect to any Person, any Person of which more than 50.0% of the voting stock or other equity interests (in the case of Persons other than corporations) is owned or controlled directly or indirectly by such Person or one or more of Affiliates of such Person.

“Total Liabilities” is on any day, obligations that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, including all Indebtedness.

 “Transfer” is defined in Section 7.1.

“Unused Revolving Line Facility Fee” is defined in Section 2.4(c).

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWERS:

INTERNET BRANDS, INC.

By

Name:

Title:

AUTODATA, INC.

By

Name:

Title:

AUTODATA SOLUTIONS, INC.

By

Name:

Title:

[Signature Page to Loan and Security Agreement]

[Signatures continued next page.]

CARSDIRECT MORTGAGE SERVICES, INC.

By

Name:

Title:

CD1FINANCIAL.COM, LLC

By

Name:

Title:

INTERNET MEDIA SOLUTIONS, INC.

By

Name:

Title:

LOANAPP, INC.

By

Name:

Title:

[Signature Page to Loan and Security Agreement]

[Signatures continued next page.]

BANK:

SILICON VALLEY BANK

By

Name:

Title:

Effective Date:

[Signature Page to Loan and Security Agreement]

EXHIBIT A – COLLATERAL DESCRIPTION

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the “Collateral” does not include more than 65% of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by Borrower of any foreign Subsidiary which shares entitle the holder thereof to vote for directors or any other matter.

EXHIBIT B

Loan Payment/Advance Request Form

DEADLINE FOR SAME DAY PROCESSING IS NOON P.S.T.*

Fax To:	Date:

LOAN PAYMENT:

INTERNET BRANDS, INC., on behalf of all Borrowers

From Account #	To Account #
(Deposit Account #)	(Loan Account #)

Principal $	and/or Interest $

Authorized Signature:	Phone Number:
Print Name/Title:

LOAN ADVANCE:

Complete Outgoing Wire Request section below if all or a portion of the funds from this loan advance are for an outgoing wire.

From Account #	To Account #
(Loan Account #)		(Deposit Account #)

Amount of Advance $

All Borrowers’ representations and warranties in the Loan and Security Agreement are true, correct and complete in all material respects on the date of the request for an advance; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date:

Authorized Signature:	Phone Number:
Print Name/Title:

OUTGOING WIRE REQUEST:

Complete only if all or a portion of funds from the loan advance above is to be wired.

Deadline for same day processing is noon, P.S.T.

Beneficiary Name:	Amount of Wire: $
Beneficiary Bank:	Account Number:
City and State:

Beneficiary Bank Transit (ABA) #:	Beneficiary Bank Code (Swift, Sort, Chip, etc.):
(For International Wire Only)

Intermediary Bank:	Transit (ABA) #:
For Further Credit to:

Special Instruction:

By signing below, I (we) acknowledge and agree that my (our) funds transfer request shall be processed in accordance with and subject to the terms and conditions set forth in the agreements(s) covering funds transfer service(s), which agreements(s) were previously received and executed by me (us).

Authorized Signature:	2nd Signature (if required):
Print Name/Title:	Print Name/Title:
Telephone #:	Telephone #:

* Unless otherwise provided for an Advance bearing interest at LIBOR.

EXHIBIT C

FORM OF NOTICE OF BORROWING

INTERNET BRANDS, INC., on behalf of all Borrowers

Date:

TO:         SILICON VALLEY BANK

3003 Tasman Drive

Santa Clara, CA 95054

Attention:  Corporate Services Department

RE:          Loan and Security Agreement dated as of October 7, 2008 (as amended, modified, supplemented or restated from time to time, the “Loan Agreement”), by and between INTERNET BRANDS, INC., AUTODATA, INC., AUTODATA SOLUTIONS, INC., CARSDIRECT MORTGAGE SERVICES, INC., CD1FINANCIAL.COM, LLC, INTERNET MEDIA SOLUTIONS, INC. AND LOANAPP, INC. (each a “Borrower” and, collectively, “Borrowers”), and Silicon Valley Bank (the “Bank”)

Ladies and Gentlemen:

The undersigned refers to the Loan Agreement, the terms defined therein and used herein as so defined, and hereby gives you notice irrevocably, pursuant to Section 3.4(a) of the Loan Agreement, of the borrowing of an Advance.

1.             The Funding Date, which shall be a Business Day, of the requested borrowing is                               .

2.             The aggregate amount of the requested borrowing is $                          .

3.             The requested Advance shall consist of $                       of Prime Rate Advances and $             of LIBOR Advances.

4.             The duration of the Interest Period for the LIBOR Advances included in the requested Advance shall be                      months.

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Advance before and after giving effect thereto, and to the application of the proceeds therefrom, as applicable:

(a)           all representations and warranties of Borrowers contained in the Loan Agreement are true, accurate and complete in all material respects as of the date hereof; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date;

(b)           no Default or Event of Default has occurred and is continuing, or would result from such proposed Advance; and

(c)           the requested Advance will not cause the aggregate principal amount of the outstanding Advances to exceed, as of the designated Funding Date, (i) the Revolving Line minus (ii) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), minus (iii) the FX Reserve, and minus (iv) the aggregate outstanding Advances (including any amounts used for Cash Management Services).

INTERNET BRANDS, INC., on behalf of all
Borrowers

By:
Name:
Title:

For internal Bank use only

LIBOR Pricing Date	LIBOR	LIBOR Variance		Maturity Date
%

EXHIBIT D

FORM OF NOTICE OF CONVERSION/CONTINUATION

INTERNET BRANDS, INC., on behalf of all Borrowers

Date:

To:                              Silicon Valley Bank

3003 Tasman Drive

Santa Clara, CA  95054

Attention:

Re:                               Loan and Security Agreement dated as of October 7, 2008 (as amended, modified, supplemented or restated from time to time, the “Loan Agreement”), by and between INTERNET BRANDS, INC., AUTODATA, INC., AUTODATA SOLUTIONS, INC., CARSDIRECT MORTGAGE SERVICES, INC., CD1FINANCIAL.COM, LLC, INTERNET MEDIA SOLUTIONS, INC. and LOANAPP, INC. (each a “Borrower” and, collectively, “Borrowers”), and Silicon Valley Bank (the “Bank”)

Ladies and Gentlemen:

The undersigned refers to the Loan Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 3.5 of the Loan Agreement, of the [conversion] [continuation] of the Advances specified herein, that:

1.             The date of the [conversion] [continuation] is                                 , 20      .

2.             The aggregate amount of the proposed Advances to be [converted] is $                          or [continued] is $                            .

3.             The Advances are to be [converted into] [continued as] [LIBOR] [Prime Rate] Advances.

4.             The duration of the Interest Period for the LIBOR Advances included in the [conversion] [continuation] shall be months.

The undersigned, on behalf of all Borrowers, hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed [conversion] [continuation], before and after giving effect thereto and to the application of the proceeds therefrom:

(a)           all representations and warranties of Borrowers stated in the Loan Agreement are true, accurate and complete in all material respects as of the date hereof; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and

(b)           no Default or Event of Default has occurred and is continuing, or would result from such proposed [conversion] [continuation].

[Signature page follows.]

INTERNET BRANDS, INC., on behalf of all
Borrowers

By:
Name:
Title:

For internal Bank use only

LIBOR Pricing Date	LIBOR	LIBOR Variance		Maturity Date
%

EXHIBIT E

Forms of Corporate/LLC Borrowing Resolutions

BORROWING RESOLUTIONS

Silicon Valley Bank

CORPORATE BORROWING CERTIFICATE

BORROWER: [BORROWER]	DATE: October 7, 2008
BANK: Silicon Valley Bank

I hereby certify as follows, as of the date set forth above:

1.   I am the Secretary, Assistant Secretary or other officer of the Borrower. My title is as set forth below.

2.   Borrower’s exact legal name is set forth above. Borrower is a corporation existing under the laws of the State of

.

             [print name of state]

3.   Attached hereto are true, correct and complete copies of Borrower’s Articles/Certificate of Incorporation (including amendments), as filed with the Secretary of State of the state in which Borrower is incorporated as set forth in paragraph 1 above. Such Articles/Certificate of Incorporation have not been amended, annulled, rescinded, revoked or supplemented, and remain in full force and effect as of the date hereof.

4.   The following resolutions were duly and validly adopted by Borrower’s Board of Directors at a duly held meeting of such directors (or pursuant to a unanimous written consent or other authorized corporate action). Such resolutions are in full force and effect as of the date hereof and have not been in any way modified, repealed, rescinded, amended or revoked, and Bank may rely on them until Bank receives written notice of revocation from Borrower.

RESOLVED, that any one of the following officers or employees of Borrower, whose names, titles and signatures are below, may act on behalf of Borrower:

Name	Title	Signature	Authorized to Add or Remove Signatories
☐
☐
☐
☐

RESOLVED FURTHER, that any one of the persons designated above with a checked box beside his or her name may, from time to time, add or remove any individuals to and from the above list of persons authorized to act on behalf of Borrower.

RESOLVED FURTHER, that such individuals may, on behalf of Borrower:

Borrow Money. Borrow money from Silicon Valley Bank (“Bank”).

Execute Loan Documents. Execute any loan documents Bank requires.

Grant Security. Grant Bank a security interest in any of Borrower’s assets.

Negotiate Items. Negotiate or discount all drafts, trade acceptances, promissory notes, or other indebtedness in which Borrower has an interest and receive cash or otherwise use the proceeds.

Letters of Credit. Apply for letters of credit from Bank.

Foreign Exchange Contracts. Execute spot or forward foreign exchange contracts.

Further Acts. Designate other individuals to request advances, pay fees and costs and execute other documents or agreements (including documents or agreement that waive Borrowers right to a jury trial) they believe to be necessary to effectuate such resolutions.

RESOLVED FURTHER, that all acts authorized by the above resolutions and any prior acts relating thereto are ratified.

5. The persons listed above are Borrower’s officers or employees with their titles and signatures shown next to their names.

By:
Name:
Title:

*** If the Secretary, Assistant Secretary or other certifying officer executing above is designated by the resolutions set forth in paragraph 4 as one of the authorized signing officers, this Certificate must also be signed by a second authorized officer or director of Borrower.

I, the                                                      of Borrower, hereby certify as to paragraphs 1 through 5 above, as
                                 [print title]

of the date set forth above.

By:
Name:
Title:

Silicon Valley Bank

LIMITED LIABILITY COMPANY BORROWING CERTIFICATE

BORROWER:	DATE: October 7, 2008

BANK:   Silicon Valley Bank

I/We hereby certify as follows, as of the date set forth above:

Borrower is duly organized, existing and in good standing as a

          ☐ member-managed

          ☐ manager-managed

limited liability company under the laws of the State of                  , and that we are all of Borrower’s

          ☐ members

          ☐ managers

and that Borrower’s name shown above is the exact legal name of Borrower.

We/ I certify that at a duly held meeting of Borrower (or by other authorized company action) the following resolutions were adopted. Such resolutions are in full force and effect as of the date hereof and have not been in any way modified, repealed, rescinded, amended or revoked, and Bank may rely on them until Bank receives written notice of revocation from Borrower.

RESOLVED, that any one of the following individuals, whose names, titles and signatures are below, may act on behalf of Borrower:

Name	Title	Signature	Authorized to Add or Remove Signatories
☐
☐
☐
☐

RESOLVED FURTHER, that any one of the persons designated above with a checked box beside his or her name may, from time to time, add or remove any individuals to and from the above list of persons authorized to act on behalf of Borrower.

RESOLVED FURTHER, that such individuals may, on behalf of Borrower:

Borrow Money. Borrow money from Bank.

Execute Loan Documents. Execute any loan documents Bank requires.

Grant Security. Grant Bank a security interest in any of Borrower’s assets.

Negotiate Items. Negotiate or discount all drafts, trade acceptances, promissory notes, or other indebtedness in which Borrower has an interest and receive cash or otherwise use the proceeds.

Letters of Credit. Apply for letters of credit from Bank.

Foreign Exchange Contracts. Execute spot or forward foreign exchange contracts.

Further Acts. Designate other individuals to request advances, pay fees and costs and execute other documents or agreements (including documents or agreement that waive Borrowers right to a jury trial) they believe to be necessary to effectuate such resolutions.

RESOLVED FURTHER, that all acts authorized by the above resolutions and any prior acts relating thereto are ratified.

The persons listed above are Borrower’s members/managers or employees with their titles and signatures shown next to their names.

The execution, delivery, and performance of this Certificate are within the undersigned’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in the undersigned’s operating agreement, nor will they constitute an event of default under any material agreement to which the undersigned is a party or by which the undersigned is bound. No consent from any other party is required to execute this Certificate.

We/I certify that the persons listed below are Borrower’s members/managers with their signatures shown above their names.

We/I have read all the provisions of this Limited Liability Company Borrowing Certificate, and we certify and agree to its terms.

[print name]	[print name]

[title]	[title]

[print name]	[print name]

[title]	[title]

EXHIBIT F

COMPLIANCE CERTIFICATE

TO:	SILICON VALLEY BANK	Date:
FROM:	INTERNET BRANDS, INC., for itself and on behalf of all Borrowers

The undersigned authorized officer of Internet Brands, Inc. (“Parent”) certifies, on behalf of itself and all other Borrowers, that under the terms and conditions of the Loan and Security Agreement between Parent, the other Borrowers and Bank (the “Agreement”), (1) Borrowers are in complete compliance for the period ending                                with all required covenants except as noted below, (2) there are no Events of Default, (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, (4) Borrowers, and each of their Subsidiaries, have timely filed all required tax returns and reports, and Borrowers have timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrowers except as otherwise permitted pursuant to the terms of Section 5.9 of the Agreement, and (5) no Liens have been levied or claims made against Borrowers or any of their Subsidiaries relating to unpaid employee payroll or benefits of which Borrowers have not previously provided written notification to Bank. Attached are the required documents supporting the certification. The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrowers are not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies

Monthly balance sheet with Compliance Certificate	Monthly within 45 days	Yes No
Annual financial statement (CPA Audited) + CC	FYE within 150 days	Yes No
10-Q, 10-K and 8-K	Within 5 days after filing with SEC	Yes No
Quarterly report of Cash/Investment Balances and Permitted Acquisitions	Quarterly within 45 days	Yes No
Annual Projections	Earlier of 30 days after FYE or board approval	Yes No

The following Intellectual Property was registered by a Borrower after the Effective Date (if no registrations, state “None”)

Financial Covenant	Required	Actual	Complies

Minimum Adjusted Quick Ratio (Monthly)	1.00:1.00	:1.00	Yes No
Minimum EBITDA (Quarterly)	See Attached	$	Yes No
Maximum Debt to Annualized EBITDA (Quarterly)	*	:1.00	Yes No*

*  2.25 to 1.00 required after implementation of the Accordion Feature but to be reported quarterly for purposes of determining applicable margins and letter of credit fees

The following financial covenant analyses and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Certificate.

The following are the exceptions with respect to the certification above:  (If no exceptions exist, state “No exceptions to note.”)

INTERNET BRANDS, INC., for itself and	BANK USE ONLY
on behalf of all Borrowers
Received by:
By:	AUTHORIZED SIGNER
Name:	Date:
Title:
Verified:
AUTHORIZED SIGNER
Date:

Compliance Status: Yes No

Schedule 1 to Compliance Certificate

Financial Covenants of Borrower

I.              Adjusted Quick Ratio (Section 6.7(a))

Required:               1.00:1.00

Actual:

A.	Aggregate value of the unrestricted cash and marketable securities of Borrowers and their Subsidiaries	$

B.	Aggregate value of the net accounts receivable of Borrowers and their Subsidiaries (per GAAP)	$

C.	Quick Assets (line A plus line B)	$

D.	Aggregate value of Obligations to Bank	$

E.	Aggregate value of liabilities of Borrowers and their Subsidiaries (including all Indebtedness) that matures within one (1) year.	$

F.	Aggregate value of all amounts received or invoiced by Borrowers in advance of performance under contracts and not yet recognized as revenue	$

G.	Current Liabilities (line D plus line E minus line F)	$

H.	Adjusted Quick Ratio (line C divided by line G)

Is line H equal to or greater than 1.00:1:00?

☐ No, not in compliance	☐ Yes, in compliance

II.            EBITDA (Section 6.7(b))

Required:

(i) If the total amount of outstanding Obligations is less than Ten Million Dollars ($10,000,000) at all times during a quarter, EBITDA of at least Five Million Dollars ($5,000,000); and

(ii)           If the total amount of outstanding Obligations is greater than or equal to Ten Million Dollars ($10,000,000) at any time during a quarter, EBITDA of at least the following:

Period	EBITDA

Each quarter from Q3 2008 through Q2 2009	$7,500,000
Each quarter from Q3 2009 through Q2 2010	$8,000,000
Q3 2010 and each quarter thereafter	$8,500,000

Actual:

A.	Net Income of Borrowers and their Subsidiaries	$

B.	Income taxes	$

C.	Depreciation (including Depreciation in Cost of Sales) & Amortization	$

D.	Equity Based Compensation	$

E.	Other expense (foreign exchange loss, realized investment losses, loss on asset sale, etc.)	$

F.	to the extent deducted from Net Income, non-recurring, non-cash charges	$

G.

to the extent deducted from Net Income, non-recurring cash charges (but only to the extent such charges do not exceed Five Million Dollars ($5,000,000) in any calendar year and Three Million Dollars ($3,000,000) per event)

$

H.	Interest income	$

I.	Other income (foreign exchange gain, realized investment gains, gain on asset sale, etc.)	$

J.	EBITDA (line A plus line B plus line C plus line D plus line E plus line F plus line G minus line H minus line I)

Is line J equal to or greater than the amount required above for the applicable quarter?

☐ No, not in compliance	☐ Yes, in compliance

III.           Debt to Annualized EBITDA (Section 6.7(c))

Required:               2.25:1.00 (after implementation of the Accordion Feature)

Actual:

A.	Aggregate value of all Indebtedness of Borrowers and their Subsidiaries	$

B.	2X the value of Schedule II, line J above measured on a trailing 6 month basis	$

C.	Debt to Annualized EBITDA Ratio (line A divided by line B)

Is line C equal to or greater than 2.25:1.00?

☐ No, not in compliance	☐ Yes, in compliance

EXHIBIT G

REPORT OF PERMITTED ACQUISITIONS

[Please see attached Excel Spreadsheet]

EBITDA Calculation for Permitted Acquisitions

A.	Net Income of Acquired Entity	$

B.	Income taxes	$

C.	Depreciation (including Depreciation in Cost of Sales) & Amortization	$

D.	Equity Based Compensation	$

E.	Other expense (foreign exchange loss, realized investment losses, loss on asset sale, etc.)	$

F.	to the extent deducted from Net Income, non-recurring, non-cash charges	$

G.

to the extent deducted from Net Income, non-recurring cash charges (but only to the extent such charges do not exceed Five Million Dollars ($5,000,000) in any calendar year and Three Million Dollars ($3,000,000) per event)

$

H.	Interest income	$

I.	Other income (foreign exchange gain, realized investment gains, gain on asset sale, etc.)	$

J.	EBITDA (line A plus line B plus line C plus line D plus line E plus line F plus line G minus line H minus line I)	$

a